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                                                                [LETTERHEAD]




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement of First Place Financial Corporation and subsidiaries on form S-8 of our reports dated May 31, 1996, on our audits of the financial statements of the First Place Financial Corporation Profit Sharing Plan With 401(k) Provisions as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, and the supplemental schedules as of and for the years ended December 31, 1995 and 1994, which reports are included in this annual report on Form 11-K.


                                               [SIG CUT]
                                        CHANDLER & COMPANY, LLP


Farmington, New Mexico
September 17, 1996